Convertible Loan Agreement regarding Oculis SA, 26 January 2023	1/ 16

Exhibit 10.2

CONVERTIBLE LOAN AGREEMENT

made as of 26 January 2023

by and among

Earlybird Health II Fund GmbH & Co. KG
(represented by its general partner Earlybird Health VC Verwaltung GmbH itself represented by Mr. Thom Rasche, Manading Director)
Harry Blum-Platz 2
50678 Cologne

Germany

(the "Lender" or “Earlybird”)

and

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

(the "Borrower" or "Oculis")

and

VISCHER AG
represented by Dr. Matthias Staehelin
Aeschenvorstadt 4
4010 Basel

Switzerland

(the "Escrow Agent")

regarding the grant of a convertible loan

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Table of Contents

Preamble		4
1.	Definitions	5
2.	Convertible Loan	5
2.1	Loan Amount	5
2.2	No Relief from Non-Preformance	5
3.	Interest	5
4.	Transfer to New Parent and Disbursment	6
5.	Term and Maturity	6
5.1	Coming into Effect	6
5.2	Repayment	6
6.	Events of Default	6
7.	Security	7
8.	Conversion	7
8.1	Conversion upon Acquisition Closing	7
8.2	Conversion at Maturity	7
8.3	Execution of the conversion	7
8.4	Payment of conversion price	7
8.5	Registration Rights	7
9.	Representations and Warranties	8
10.	General Provisions	8
10.1	No Set-off	8
10.2	Costs and Expenses	8
10.3	Notices	8
10.4	No Waiver	9
10.5	Entire Agreement	9
10.6	Severability	9
10.7	Amendments	9
10.8	Transfers or Assignments	10
10.9	Counterparts	10
11.	Governing Law and Jurisdiction	10
Annexes		13

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Preamble

A

Oculis SA is a Swiss corporation (Aktiengesellschaft /société anonyme) registered under the number CHE-237.826.774, duly existing under the laws of Switzerland with registered seat at Ecublens (VD), Switzerland.

B

Oculis entered into that certain Business Combination Agreement dated October 17 2022 ("BCA) with European Biotech Acquisition Corp., a Cayman Islands exempted company ("EBAC") and certain other parties named in the BCA. EBAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

C

Contemporaneously with the execution and delivery of the BCA, in connection with the Transactions (as defined in the BCA), EBAC and certain investors (the "PIPE Investors") are entering into subscription agreements (the "Subscription Agreements"), pursuant to which the PIPE Investors who are parties thereto have committed, on the terms and subject to the conditions of the Subscription Agreements, to subscribe for and purchase a certain number of shares of EBAC Class A Common Stock (the "PIPE Shares") before the First Merger Effective Time (as defined in the BCA).

D

Contemporaneously with the execution and delivery of the BCA, in connection with the Transactions (as defined in the BCA), the Lender is entering into this loan agreement (the "Loan Agreement") and certain shareholders of Oculis are entering into that certain other loan agreement (the "Initial Loan Agreement" and together with the Loan Agreement, the "Loan Agreements") with substantially the same terms as those of this Loan Agreement, pursuant to which the lenders of the Loan Agreements on the respective terms and subject to the conditions thereof, grant to Oculis a convertible loan with certain conversion rights. All Oculis shareholders are able to participate in the Loan Agreements pro-rata in proportion to their equity interest in Oculis, on substantially identical principal terms and conditions as those of the PIPE Investors in the PIPE shares.

E

On the Acquisition Closing Date and approximately 55 minutes after the Second Merger Effective Time (as defined in the BCA), New Parent (as defined in the BCA) shall assume these Loan Agreements from Oculis as new Borrower.

F

On the Acquisition Closing Date and approximately one hour after the Second Merger Effective Time (as defined in the BCA), the lenders of the Loan Agreements which New Parent assumed from Oculis as new Borrower shall exercise their conversion rights in exchange of shares in New Parent (“New Parent Shares”) at economically the same conditions as the PIPE Investors who have entered into Subscription Agreements have received first Surviving EBAC Shares and thereafter New Parent Shares.

Convertible Loan Agreement regarding Oculis SA, 26 January 2023	4/16

G

On the Acquisition Closing, New Parent and other parties are entering into a Registration Rights Agreement in substantially the form attached to the BCA (as amended in writing by EBAC and Oculis), which grants registration rights to shareholders of New Parent and imposes certain lock-up obligation on shareholders of New Parent which received their shares in exchange of shares of Oculis or convertible loans granted to Oculis.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions

Capitalized terms used in this Loan Agreement shall have in first priority the meaning as set forth in Annex 1 and in second priority as defined in the BCA.

2.	Convertible Loan

2.1	Loan Amount

The Lender hereby grants to the Borrower a convertible loan ("Loan") in a principal amount of USD 7’000’000 (the “Principal Amount”).

2.2	No Relief from Non-Performance

The Lender may exercise and enforce its rights hereunder individually in accordance with this Loan Agreement, and the non-performance by the Borrower or another Party (the "Defaulting Party") shall not relieve either the Borrower nor any other Party from performing its obligations under this Loan Agreement, nor shall Oculis (provided it is not the Defaulting Party) or any other Party be liable for the non-performance by the Defaulting Party.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Loan Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft / société simple).

3.	Interest

The Loan shall be interest-free.

4.	Transfer to New Parent and Disbursment

On the Acquisition Closing Date and approximately 55 minutes after the Second Merger Effective Time, New Parent shall assume from Oculis as new Borrower all rights and obligations under this Loan Agreement and the Lender hereby consents to such assumption and fully releases Oculis from any obligation under this Loan Agreement.

In preparation of the Acquisition Closing, the Lender shall wire the Principal Amount in full within five (5) Business Days upon the request of Oculis to the following notarial escrow account of the Escrow Agent:

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IBAN No:	CH94 0029 2292 1057 6311 3
Currency:	USD
Account holder:	VISCHER AG, Aeschenvorstadt 4, 4010 Basel, Switzerland
Bank:	UBS Switzerland AG, Aeschenvorstadt 1, 4002 Basel, Switzerland
SWIFT:	UBSWCHZH80A
Reference:	Convertible Loan Oculis

In preparation of the Acquisition Closing, the Escrow Agent shall wire to New Parent the nominal value of each New Parent Share (CHF 0.01 per New Parent Share) to be received in exchange of the Principal Amount. The Principal Amount less such nominal value shall hereinafter be referred as "Share Premium".

For clarity, any disbursement shall be at the option of the Borrower and shall be made upon instruction of the Borrower solely in preparation of the Acquisition Closing.

5.	Term and Maturity

5.1	Coming into Effect

This Loan Agreement only comes into force if signed by the Lender and the Borrower.

5.2	Repayment

The obligation to disburse the Principal amount shall terminate and any Outstanding Loan Amount shall become due for repayment in cash on the earlier of:

a)	immediately following the occurrence of an Event of Default as set forth in Section 6 below;

b)	within 10 Business Days after termination of the BCA;

c)	on 31 March 2023 ("Maturity Date"), but in any event not earlier than 20 Business Days after the consummation of the BCA if the Loan has not been converted into New Parent Shares and the BCA has not been terminated.

6.	Events of Default

If any of the events listed hereafter (each an "Event of Default") occurs, the Lender may terminate this Loan Agreement with immediate effect:

a)	the Borrower is declared bankrupt by a court, applies for bankruptcy (Konkurs) or reorganization (Nachlassstundung), or has a resolution passed for its winding-up, a creditor files a petition for bankruptcy (Konkursbegehren); and

b)	any representation or warranty set forth in Section 9 proves to have been inaccurate or misleading in any material respect and the consequences of such breach are not fully cured within 10 calendar days from the date of receipt of a respective written notice by the Borrower from the Lender.

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7.	Security

The Loan shall not be secured.

8.	Conversion

8.1	Conversion upon Acquisition Closing

On the Acquisition Closing Date and approximately one hour after the Second Merger Effective Time (as defined in the BCA), the lenders of those certain outstanding convertible loans under the Loan Agreements which New Parent assumed from Oculis as new Borrower shall exercise their conversion rights in exchange of New Parent Shares at economically the same conditions as the PIPE Investors who have entered into Subscription Agreements and have received first Surviving EBAC Shares and thereafter New Parent Shares.

8.2	Conversion at Maturity

On Maturity, if the Loan has been disbursed and this Loan Agreement has not been terminated, the Lender shall have the right to convert the Outstanding Loan at the share price of the last equity financing round into the class of shares issued in such financing round immediately preceding the Maturity Date.

8.3	Execution of the conversion

To execute the conversion, the Lender shall submit a conversion declaration to the Borrower, substantially in the form as set out in Annex 8.2 ("Conversion Declaration"). The Borrower undertakes and is obliged to take all necessary corporate and other steps to give effect to, and to complete, the conversion as set forth in this Section. No fractional New Parent Shares shall be issued upon conversion. In lieu of any fractional shares to which a Lender would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the applicable conversion price.

8.4	Payment of conversion price

The Escrow Agent shall wire to New Parent at the latest one day prior to the Acquisition Closing Date the nominal value of each New Parent Share (CHF 0.01 per New Parent Share) to be received in exchange of the Principal Amount. The disbursement of the Share Premium to New Parent shall be subject to the issuance of the New Parent Shares resulting from the conversion as evidenced by an extract from the share register of New Parent.

8.5	Registration Rights

The Lender shall be offered the opportunity to enter at conversion with New Parent into a registration rights agreement with the terms not less favorable to the Lender as outlined in Annex 8.5. Absent such agreement the Borrower shall use commercially reasonable efforts that the Lender is treated equally to any PIPE Investor.

9.	Representations and Warranties

The Borrower represents and warrants as per the date of this Loan Agreement the following:

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a)	the Borrower is a Swiss stock corporation duly incorporated and validly existing under the laws of Switzerland, with the power and authority (corporate and other) to own its properties and conduct its business in the ordinary course;

b)	the Borrower has good title to or valid leases or licenses of or is otherwise entitled to use, all material assets required by it to carry on its business as it is being, or is proposed to be, conducted;

c)	the Borrower is duly authorized to enter into and perform its obligations under or in connection with this Loan Agreement; and

d)	the obligations of the Borrower according to this Loan Agreement are valid, binding and enforceable against the Borrower subject only to bankruptcy, insolvency, reorganization, and composition or similar laws affecting creditors' rights in general.

10.	General Provisions

10.1	No Set-off

Other than in connection with a conversion as set forth in Section 8, the Lender shall not be allowed to set-off any claim under this Loan Agreement with any debts owed to Oculis.

10.2	Costs and Expenses

Each Party shall bear its own costs and expenses in connection with negotiation of this Loan Agreement.

10.3	Notices

All notices and other communications to be given under or in connection with this Loan Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested) or by an internationally recognized courier, in all cases additionally in advance by e-mail, to the following address:

If to Oculis or, after the Acquisition Closing Date, New Parent to:

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne, Switzerland

Attention:	Riad Sherif
Email:	riad.sherif@oculis.com

with a copy to (which shall not constitute notice to Oculis or New Parent):

Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK

Attention:	Michal Berkner
Divakar Gupta
Ryan Sansom
E-mail:	mberkner@cooley.com
dgupta@cooley.com
rsansom@cooley.com

Convertible Loan Agreement regarding Oculis SA, 26 January 2023	8/16

and

VISCHER AG
Aeschenvorstadt 4
4010 Basel, Switzerland

Attention:	Matthias Staehelin
Vincent Reardon
E-mail:	mstaehelin@vischer.com
vreardon@vischer.com

10.4	No Waiver

Failure by either Party to enforce any rights under this Loan Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

10.5	Entire Agreement

This Loan Agreement including its annex embodies the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

10.6	Severability

If any term or provision of this Loan Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Loan Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

10.7	Amendments

This Loan Agreement may be amended only in writing through a document duly signed by all Parties and any waivers to this Loan Agreement require prior written approval of Oculis and the Lender.

10.8	Transfers or Assignments

The Lender shall not transfer the Loan or assign any of its rights or obligations under the Loan or under this Loan Agreement to any third party without the prior written consent of the Borrower.

The Borrower shall not transfer the Loan or assign any of its rights or obligations to any person other than New Parent without the prior written consent of the Lender.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. The rights and obligations under this Loan Agreement may only be transferred together with the shares

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held in Oculis, such transfer of shares to take place in accordance with this shareholders' agreement dated 1 April 2021 entered into the other shareholders of Oculis (the "Oculis Shareholders' Agreement").

Each Party undertakes individually for itself vis-à-vis each other Party, to impose on its individual legal successors, if any, the rights and obligations arising under this Loan Agreement in such a way, that its individual legal successors are bound by the rights and obligations under the Oculis Shareholders' Agreement as if they had themselves undertaken these rights and obligations.

Notwithstanding the foregoing, no Party shall enter into any arrangement with any other person, as a result of which Swiss stamp duties and withholding tax on interest payments could be triggered. The Parties agree and shall procure that during the term of this Loan Agreement, the Borrower shall at no time be the recipient of loans or other debt capital (including the Loan) from more than twenty creditors and the Company shall not accept additional lenders if this would result in to more than twenty such creditors.

Notwithstanding anything to the contrary in this Loan Agreement, the Lender shall not enter into any arrangement with another person under which it substantially transfers all or part of its Loan or its exposure under this Loan Agreement to that other person (including any sub-participation), except to the extent that legal counsel to Oculis express its belief that such transaction will not trigger adverse legal or tax consequences.

10.9	Counterparts

This Loan Agreement may be executed in so many counterparts as there are Parties to it, each of which shall constitute an original, and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument. Execution copies may be delivered as a PDF by e-mail (in which case original copies shall subsequently be sent by mail as soon as possible).

11.	Governing Law and Jurisdiction

This Loan Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland excluding its conflict of law rules.

Any dispute, controversy or claim arising out of, or in relation to this Loan Agreement, including the validity, invalidity, breach, or termination thereof, shall be exclusively resolved by the ordinary courts of Lausanne (Switzerland).

***

Convertible Loan Agreement regarding Oculis SA, 26 January 2023	10/16

Signatures

The Lender

Place	Date

Cologne	26.01.2023

Earlybird Health II Fund GmbH & Co. KG

Represented by Earlybird Health VC Verwaltung GmbH, itself represented by Mr. Thom Rache, Managing Director, duly authorized for the purposes hereof

Signature

/s/ Thom Rasche

Name	Thom Rasche
Title	Managing Director

The Borrower

Place		Date

26 Jan 2023		26 Jan 2023

Oculis SA

Signature		Signature

/s/ Riad Sherif		/s/ Sylvia Cheung

Name	Riad Sherif	Name	Sylvia Cheung
Title	Chief Executive Officer	Title	Chief Financial Officer

Convertible Loan Agreement regarding Oculis SA, 26 January 2023	11/16

The Escrow Agent

Place		Date

Basel		26 Jan 2023

VISCHER AG

Signature

/s/ Matthias Staehelin

Name	Matthias Staehelin
Title	Partner

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Annexes

Annex 1	Definitions
Annex 8.2	Conversion Declaration
Annex 8.5	Registration Rights

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Annex 1

Definitions

Acquisition Closing Date	shall have the meaning set forth in the BCA.
Annex	means an annex to this Loan Agreement.
BCA	shall have the meaning set forth in recital B.
Borrower	shall have the meaning as defined on the first page of the Loan Agreement.
Business Day	shall mean a day (other than a Saturday or Sunday) on which banks in Lausanne are opened for general business during the full day.
Conversion Declaration	shall have the meaning set forth in Section 8.3.
Defaulting Party	shall have the meaning set forth in Section 2.2.
EBAC	shall have the meaning set forth in recital B.
Earlybird	shall have the meaning as defined on the first page of this Loan Agreement.
Escrow Agent	Shall have the meaning as defined on the first page of this Loan Agreement.
Event of Default	shall have the meaning set forth in Section 6.
First Merger	shall have the meaning set forth in the BCA.
First Merger Effective Time	shall have the meaning set forth in the BCA.
Initial Loan Agreement	shall have the meaning set forth in recital D.
Law(s)	shall have the meaning set forth in the BCA.
Lender	shall have the meaning as defined in the introduction of this Loan Agreement.
Loan	shall have the meaning set forth in Section 2.1.
Loan Agreement	shall have the meaning set forth in recital D.
Loan Agreement(s)	shall have the meaning set forth in recital D.
Maturity Date	shall have the meaning set forth in Section 5.2 c).

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New Parent	shall have the meaning set forth in the introduction of this Loan Agreement.
New Parent Shares	shall have the meaning set forth in recital H.
Oculis	shall have the meaning set forth in the introduction of this Loan Agreement.
Oculis Shareholders' Agreement	shall have the meaning set forth in Section 10.8.
Outstanding Loan Amount(s)	shall mean any amount outstanding as loan pursuant to this Loan Agreement
Party or Parties	means the parties to this Loan Agreement.
PIPE Investor(s)	shall have the meaning set forth in recital C.
Principal Amount	shall have the meaning set forth in Section 2.1.
Second Merger Effective Time	shall have the meaning set forth in the BCA.
Sponsor	shall have the meaning set forth in the BCA.
Subscription Agreement(s)	shall have the meaning set forth in the BCA.
Surviving EBAC Shares	shall have the meaning set forth in the BCA.
Taxes	shall have the meaning set forth in the BCA.
Transactions	shall have the meaning set forth in the BCA.

***

Convertible Loan Agreement regarding Oculis SA, 26 January 2023	15/16

Annex 8.3

Conversion Declaration

To:	[New Parent]

From:	[Lender]

[Place/Date]

Convertible Loan Agreement – Conversion Declaration

Ladies and Gentlemen,

We refer to the convertible loan agreement dated [DATE] (the "Loan Agreement") between Oculis SA as Borrower and [Lender] as Lender. We take note that [New Parent] has assumed as new Borrower all rights and obligations thereunder. Capitalized terms used in this Conversion Declaration but not otherwise defined herein shall have the meaning as ascribed to them in the Loan Agreement.

In full knowledge of the [New Parent's] articles of association, we herewith:

1.	exercise our conversion right as pursuant to Section 8 of the Loan Agreement in respect of ___ [number] of ___ [category of shares] with an aggregate nominal amount of CHF ___ [nominal amount] and an aggregate issue price of CHF ___ [issue price];
2.	unconditionally undertake to make a corresponding capital contribution to the Borrower by setting off the aggregate issue price of USD ___ [issue price] with our claim for payment of the Outstanding Loan Amount under the Loan Agreement in the aggregate amount of USD ___ [claim under Loan Agreement];
3.	request that [New Parent] accepts this Conversion Declaration and procures the booking of ___ [number] of respective shares into the share register; and
4.	request the Borrower to provide us with an excerpt from the Borrower 's share register giving evidence of the new shares being registered in our name.

Yours faithfully,

[Lender]

Name:	Name:
Title:	Title:

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We confirm that the Conversion Declaration is duly completed, accurate and correct in all respects and that we accept the above.

Yours faithfully,

Place, Date:

[New Parent]

Name:	Name:
Title:	Title:

***